Exhibit 99.1.1
CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT EARNINGS IMPROVE VERSUS PRIOR QUARTER
Delray Beach, Fla., April 29, 2008 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced improved first quarter results for the fiscal period ending March 29, 2008, versus the fourth quarter results for the fiscal period ending December 29, 2007.
FIRST QUARTER RESULTS 1
Total Company sales for the first quarter decreased 3% to $4.0 billion. Total Company operating expenses represented 26.8% of sales, an increase of 130 basis points over the first quarter of 2007. EBIT, adjusted for Charges, was $124 million in the first quarter of 2008 or 3.1% as a percentage of sales, compared to $246 million or 6.0% in the prior-year period.
Net earnings were $69 million in the first quarter of 2008, compared to $154 million in the same period of 2007. Earnings per share on a diluted basis were $0.25 for the quarter, versus $0.55 in the first quarter of 2007 and $0.07 for the fourth quarter of 2007. On an adjusted basis, diluted earnings per share were $0.29 for the first quarter, versus $0.59 in the same period one year ago and $0.10 for the fourth quarter of 2007.
FIRST QUARTER DIVISION RESULTS
North American Retail Division
First quarter sales in the North American Retail Division were down 7% to $1.7 billion. Comparable store sales in the 1,169 stores in the U.S. and Canada that have been open for more than one year decreased 9% for the first quarter. Florida and California continue to weigh heavily on reported results, as small business customers in these two markets continue to be disproportionately impacted by difficult housing-related economic conditions. Combined, these two states represented approximately 26% of total store sales and about 35% of the total comparable sales decrease in the first quarter. Outside of Florida and California, deterioration has occurred over the last couple of quarters in other markets with housing-related issues. Other drivers negatively impacting comparable sales included competitive intrusion, cannibalization from the new store build out and a shift of the Easter holiday from the second quarter of 2007 to the first quarter of 2008.

[1]	Includes non-GAAP information. First and fourth quarter results include impacts of previously announced programs (“Charges” or “Charges and Credits”). Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

Operating profit in the North American Retail Division was $82 million for the first quarter, a decline from the record high $152 million in the same period of the prior year, but $59 million higher than the fourth quarter of 2007. Operating profit as a percentage of sales decreased 340 basis points to 4.8% versus 8.2% in the first quarter of 2007, but was 340 basis points higher than the fourth quarter of 2007. Operating margin was negatively impacted by lower product margins, inventory-related items, a de-leveraging of fixed property costs and an increase in operating expenses due to a higher rate of store openings versus the prior year. Partially offsetting this margin decline was increased private brand penetration and the impact of controlling payroll and advertising expenses.
Comparable average sales per square foot were $233 in the first quarter 2008 and average order value remained relatively flat compared to the first quarter of 2007.
During the first quarter, Office Depot opened 45 new stores, most delayed from 2007, and relocated one store, bringing the total store count to 1,267. The Company remodeled one store in the first quarter of 2008. As of the end of the first quarter, approximately 55% of the chain or 690 stores were operating under the M2 format.
Inventory per store was $864 thousand at the end of the first quarter of 2008, down approximately 9% from the prior year. This decrease is a result of inventory management and the mitigation of inventory risk through clearance activities.
North American Business Solutions Division
First quarter sales in the North American Business Solutions Division were $1.1 billion, down 5% compared to the same period last year. Sales to small- to medium-sized customers were down 12%. This decrease overshadowed 3% sales growth among large, national account customers and 4% public sector sales growth in the first quarter of 2008. Sales were also negatively impacted by continued softness among customers in Florida and California, which accounted for about 30% of the Division’s sales in the quarter and nearly two-thirds of the decline.
The North American Business Solutions Division operating profit was $60 million for the first quarter of 2008 compared to $72 million for the same period of the prior year, but $59 million higher than the fourth quarter of 2007. Operating margin declined by 80 basis points to 5.4% versus 6.2% in the first quarter 2007, but was 530 basis points higher than the fourth quarter of 2007. Approximately 70 basis points of the decrease in operating margin reflects a combination of higher incentives, some cost increases that could not be fully passed along to customers and a shift in the sales mix to lower margin customers and products. Partially offsetting this margin decline was a reduction in selling costs and lower advertising expenses.
International Division
The International Division reported a sales increase of 6% in the first quarter of 2008 compared with the same period last year, while sales in local currency decreased by 4%. The local currency sales decline was driven by lower sales mostly in the U.K. and France. Customer service levels have shown steady improvement in the U.K., but the economic slowdown continues to impact operations in that country. The sales comparison to last year also was negatively impacted by the timing of Easter, reducing the number of selling days in 2008.
Division operating profit was $60 million in the first quarter of 2008 compared to $82 million in the same period of the prior year, and flat with the fourth quarter of 2007. Operating profit margin declined by 230 basis points to 5.3%, from 7.6% in the prior year, due primarily to the negative impact of the U.K. business, and was flat with the fourth quarter of 2007. While the U.K. business has stabilized, it accounted for much of the profit decline and operating margin compression in the first quarter.

Continued investment, including establishing regional offices in Asia and Latin America, centralization of certain support functions in Europe, and consolidation of warehouse facilities to better support the multi-channel business portfolio in Europe, accounted for the remainder of the margin decline.
Other Matters
Subsequent to first quarter end, the Company acquired the remaining ownership interest in its operations in China and Israel, and acquired a business in India through a newly-formed joint venture.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,670 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.5 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 43 countries.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	March 29,	December 29,	March 31,
	2008	2007	2007
Assets

Current assets:
Cash and cash equivalents	$181,524	$222,954	$194,178
Receivables, net	1,573,663	1,511,681	1,506,592
Inventories	1,644,090	1,717,662	1,558,760
Deferred income taxes	110,903	120,162	118,831
Prepaid expenses and other current assets	155,942	143,255	144,295

Total current assets	3,666,122	3,715,714	3,522,656
Property and equipment, net	1,669,078	1,588,958	1,449,037
Goodwill	1,329,554	1,282,457	1,216,525
Other intangible assets	110,395	107,987	111,210
Other assets	577,903	561,424	421,328

Total assets	$7,353,052	$7,256,540	$6,720,756

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,540,042	$1,591,154	$1,682,696
Accrued expenses and other current liabilities	1,213,248	1,170,775	1,153,561
Income taxes payable	10,283	3,491	47,899
Short-term borrowings and current maturities of long-term debt	125,597	207,996	42,121

Total current liabilities	2,889,170	2,973,416	2,926,277

Deferred income taxes and other long-term liabilities	572,577	576,254	503,986
Long-term debt, net of current maturities	623,246	607,462	568,079
Minority interest	16,278	15,564	16,102

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares - 428,993,252 in 2008, 428,777,625 in December 2007 and 427,494,407 in March 2007	4,290	4,288	4,275
Additional paid-in capital	1,795,905	1,784,184	1,723,959
Accumulated other comprehensive income	584,225	495,916	309,769
Retained earnings	3,852,578	3,783,805	3,541,961
Treasury stock, at cost — 155,889,488 shares in 2008, 155,819,358 shares in December 2007 and 152,697,854 shares in March 2007	(2,985,217)	(2,984,349)	(2,873,652)

Total stockholders’ equity	3,251,781	3,083,844	2,706,312

Total liabilities and stockholders’ equity	$7,353,052	$7,256,540	$6,720,756

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	March 29,	March 31,
	2008	2007
Sales	$3,962,017	$4,093,600
Cost of goods sold and occupancy costs	2,793,337	2,824,492

Gross profit	1,168,680	1,269,108

Store and warehouse operating and selling expenses	866,806	885,692
General and administrative expenses	198,550	161,530
Amortization of deferred gain on building sale	(1,873)	(1,873)

Operating profit	105,197	223,759

Other income (expense):
Interest income	905	860
Interest expense	(14,820)	(12,640)
Miscellaneous income, net	8,441	9,821

Earnings before income taxes	99,723	221,800

Income taxes	30,950	68,029

Net earnings	$68,773	$153,771

Earnings per common share:
Basic	$0.25	$0.56
Diluted	0.25	0.55

Weighted average number of common shares outstanding:
Basic	272,394	275,501
Diluted	272,840	280,130

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	13 Weeks Ended
	March 29,	March 31,
	2008	2007
Cash flow from operating activities:
Net earnings	$68,773	$153,771
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	63,567	71,710
Charges for losses on inventories and receivables	27,569	24,651
Changes in working capital and other	(32,780)	(19,100)

Net cash provided by operating activities	127,129	231,032

Cash flows from investing activities:
Capital expenditures	(105,853)	(104,078)
Acquisition related payments	(270)	(22,050)
Release of restricted cash	18,100	—
Purchase of assets subsequently sold	(25,668)	—
Proceeds from assets sold and other	33,756	12,969

Net cash used in investing activities	(79,935)	(113,159)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	54	9,333
Tax benefits from employee share-based payments	—	5,728
Acquisition of treasury stock under approved repurchase plans	—	(90,275)
Treasury stock additions from employee related plans	(880)	(9,801)
Net payments on long- and short-term borrowings	(90,764)	(10,130)

Net cash used in financing activities	(91,590)	(95,145)

Effect of exchange rate changes on cash and cash equivalents	2,966	(2,102)

Net (decrease) increase in cash and cash equivalents	(41,430)	20,626
Cash and cash equivalents at beginning of period	222,954	173,552

Cash and cash equivalents at end of period	$181,524	$194,178

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)

Total Company	Trailing 4 Quarters
(Dollars in millions)	March 29,	March 31,
	2008	2007
Sales	$15,396.0	$15,288.7

EBIT[1]	$392.3	$772.3
% of sales	2.5%	5.1%
EBIT — as adjusted[1]	$429.5	$829.7
% of sales	2.8%	5.4%

Net earnings	$310.6	$527.7
Net earnings — as adjusted[1]	$336.5	$567.3

Diluted Earnings Per Share	$1.13	$1.86
Diluted Earnings Per Share — as adjusted[1]	$1.23	$2.00

EBITDA — as adjusted[1]	$692.1	$1,079.6
% of sales	4.5%	7.1%

Return on Invested Capital (ROIC) — as adjusted [1]	9.8%	15.8%

Average shares	274.1	283.2

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

Q1 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,168.7	29.5%	$—	$1,168.7	29.5%
Operating Expenses	$1,063.5	26.8%	$(10.7)	$1,052.8	26.6%
Operating Profit	$105.2	2.7%	$10.7	$115.9	2.9%
Net Earnings	$68.8	1.7%	$9.3	$78.1	2.0%

Diluted Earnings Per Share	$0.25		$0.04	$0.29

Q1 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,269.1	31.0%	$0.1	$1,269.2	31.0%
Operating Expenses	$1,045.3	25.5%	$(12.0)	$1,033.3	25.2%
Operating Profit	$223.8	5.5%	$12.1	$235.9	5.8%
Net Earnings	$153.8	3.8%	$11.7	$165.5	4.0%

Diluted Earnings Per Share	$0.55		$0.04	$0.59

Q4 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,022.5	26.4%	$0.1	$1,022.6	26.4%
Operating Expenses	$1,033.6	26.7%	$(13.6)	$1,020.0	26.3%
Operating Profit	$(11.1)	-0.3%	$13.7	$2.6	0.1%
Net Earnings	$18.8	0.5%	$7.8	$26.6	0.7%

Diluted Earnings Per Share	$0.07		$0.03	$0.10

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	First Quarter		Fourth Quarter
(Dollars in millions)	2008	2007	2007
Sales	$1,713.5	$1,848.6	$1,667.7
% change	(7)%	3%	(3)%

Division operating profit	$82.5	$152.3	$23.5
% of sales	4.8%	8.2%	1.4%
North American Business Solutions Division

	First Quarter		Fourth Quarter
(Dollars in millions)	2008	2007	2007
Sales	$1,104.0	$1,162.4	$1,064.7
% change	(5)%	3%	(4)%

Division operating profit	$59.6	$72.2	$0.8
% of sales	5.4%	6.2%	0.1%
International Division

	First Quarter		Fourth Quarter
(Dollars in millions)	2008	2007	2007
Sales	$1,144.5	$1,082.7	$1,134.6
% change	6%	21%	12%
% change in local currency sales	(4)%	11%	2%

Division operating profit	$60.2	$82.1	$59.6
% of sales	5.3%	7.6%	5.3%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information
(In thousands, except operational data)

	13 Weeks Ended	13 Weeks Ended
	March 29, 2008	March 31, 2007
Cumulative share repurchases under approved repurchase plans ($):	$—	$90,275

Cumulative share repurchases under approved repurchase plans (shares):	—	2,614

Shares outstanding, end of quarter	273,104	274,797

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended	13 Weeks Ended
	March 29, 2008	March 31, 2007
Store Statistics

United States and Canada:
Store count:
Stores opened	45	16
Stores closed	—	—
Stores relocated	1	—
Total U.S. and Canada stores	1,267	1,174

North American Retail Division square footage:	30,744,621	28,841,187
Average square footage per NAR store	24,266	24,567
Inventory per store (end of period)	$864,000	$946,000

International Division company-owned:
Store count:
Stores opened	1	11
Stores closed	1	—
Total International company-owned stores	148	136